Exhibit 99.1

Press Release	Source: Smart-tek Solutions Inc.

Smart-tek Successfully Completes BMW Contract

CORTE MADERA, Calif.--(BUSINESS WIRE)—Oct. 31, 2005—Smart-tek Solutions, Inc. (OTCBB:STTK) announced today that its operating subsidiary Smart-tek Communications Inc. (SCI) has successfully completed the construction work under a security/surveillance contract for Brian Jessel BMW.  The value of the contract was in excess of CDN$200,000.00.

Brian Jessel BMW, the No. 1 BMW dealership in Canada, recently relocated its operations to its new 66,000 square feet state of the art facility located in Vancouver, BC, capable of featuring over 400 new and pre-owned BMW’s.  BMW manufactures one of the premier luxury automobiles in the world today.

Smart-tek provided proximity access control, closed circuit video, voice and data wiring, fiber optic backbone, A/V systems for showroom/M café and BMW Lifestyle boutique and security systems at the new facility.

Complete details of Brian Jessel BMW can be viewed at http://www.brianjessel.bmw.ca

SCI, in business since 1997, is a market leader in integrated security, voice and data communication systems and specializing in the design, sale, installation and service of CCTV, access control, intercom and communication systems. SCI provides seamless integration of the latest in security technology with proven electronic hardware and software products. SCI has positioned itself as a leading security and low voltage systems provider in the Greater Vancouver area, currently supplying over 45% of new construction projects in the downtown core alone.

Perry Law, President of SCI commented, “We are very pleased to have completed these projects on time and on budget.”

SCI's current projects include over 20 hi-rise projects comprising approximately 2,500 units, and an additional 6 commercial and government projects. SCI clients include 911 emergency call centers, municipal and federal law enforcement agencies, municipalities, utilities, airports, property developers and general contractors both national and international.

More information about Smart-tek Solutions Inc. can be found at http://www.smart-teksolutions.com

More information about SCI can be found at http://www.smart-tek.com.

About Smart-tek Solutions Inc.

Smart-tek Solutions Inc. is a technology holding company in the security and surveillance sector providing turnkey state of the art systems design and installation through its wholly owned subsidiary, Smart-tek Communications, Inc. Smart-tek Communications, Inc. is the Company's initial acquisition in this sector and is appropriately positioned to pursue additional acquisitions in order to restore and enhance shareholder value.

Smart-tek Communications Inc. is a market leader in integrated security, voice and data communication systems. Located in Richmond, British Columbia, SCI specializes in the design, sale, installation and service of the latest in security technology with proven electronic hardware and software products. SCI has positioned itself as a security systems leader in the Greater Vancouver area, supplying over 45% of new downtown core construction projects. Valued customers include major developers, general and electrical contractors, hospitals, Crown Corporations, law enforcement agencies and retail facilities. Projects range from high-end residential and commercial developments to system upgrades and monitoring contracts. SCI's continued growth and success is a direct result of providing a consistently superior product at competitive pricing to both new and existing clients. SCI's stellar client retention is in itself a testimonial to the overall excellence of the product designed and installed.

Notice Regarding Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company's business which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Readers are directed to the Smart-tek Solutions reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its annual report on Form 10-KSB for further information and factors that may affect Smart-tek’s business and results of operations. Smart-tek Solutions Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

     Smart-tek Solutions Inc.

     Neil Jacobs, 415-738-8887

     ir@smart-teksolutions.com